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                           Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock
   (Including the Associated Rights to Purchase Series A Junior Participating
                                Preferred Stock)

                                       OF

                               ADAC Laboratories

                                       AT

                              $18.50 Net Per Share

                                       BY

                    Philips Medical Acquisition Corporation

                          A WHOLLY OWNED SUBSIDIARY OF

                            Philips Holding USA Inc.

                          A WHOLLY OWNED SUBSIDIARY OF

                      Koninklijke Philips Electronics N.V.

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                     12:00 MIDNIGHT, NEW YORK CITY TIME, ON
           TUESDAY, DECEMBER 12, 2000, UNLESS THE OFFER IS EXTENDED.

                                                               November 14, 2000
To Brokers, Dealers, Commercial Banks,
     Trust Companies And Other Nominees:

     We have been appointed by Philips Medical Acquisition Corporation, a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Philips Holding USA Inc. ("Parent"), a Delaware corporation and a wholly owned subsidiary of Koninklijke Philips Electronics N.V., a company incorporated under the laws of the Netherlands ("Royal Philips"), to act as Dealer Manager in connection with Merger Sub's offer to purchase all outstanding shares of common stock, no par value (the "Common Stock"), of ADAC Laboratories, a California corporation (the "Company"), together with the associated rights to purchase Series A Junior Participating Preferred Stock (the "Rights") issued pursuant to the Rights Agreement, dated as of April 22, 1996, as amended (the "Rights Agreement"), between the Company and Chemical Mellon Shareholder Services, L.L.C. (the Common Stock and the Rights together being referred to herein as the "Shares"), at $18.50 per Share, net to the seller in cash (the "Common Stock Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 14, 2000, and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.
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     For your information and for forwarding to your clients for whom you hold
Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     1. The Offer to Purchase, dated November 14, 2000.

     2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

     3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if the procedures for tendering Shares set forth in the Offer to Purchase cannot be completed, prior to the Expiration Date.

     4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

     5. A letter to shareholders of the Company from R. Andrew Eckert, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 dated November 14, 2000, which has been filed by the Company with the Securities and Exchange Commission.

     6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

     7. A return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 12, 2000 UNLESS THE OFFER IS EXTENDED.

     Please note the following:

     1. The tender price is $18.50 per Share, net to the seller in cash without interest.

     2. The Offer is being made for all outstanding Shares.

     3. THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS VOTE OF THE DIRECTORS PRESENT AT A MEETING OF THE BOARD OF DIRECTORS HELD ON NOVEMBER 12, 2000, DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTEREST OF, THE SHAREHOLDERS OF THE COMPANY, APPROVED THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENT AND APPROVED THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

     4. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, DECEMBER 12, 2000, UNLESS THE OFFER IS EXTENDED.

     5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) a number of Shares representing at least 90% of the total shares outstanding on a fully diluted basis, as calculated pursuant to the Merger Agreement (the "Minimum Condition"), which, together with the Shares then owned by Merger Sub, Parent and Royal Philips, would represent at least ninety percent (90%) of the total number of outstanding Shares. In the event that more than 50% and less than 90% of the Shares then outstanding are tendered pursuant to the Offer and not withdrawn, Merger Sub will, under certain circumstances described in the Offer, either exercise the Top-Up Stock Option described in the Offer or reduce the number of Shares subject to the Offer to a number equal to 49.90% of the Shares then outstanding. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See Sections 1 and 13 of the Offer to Purchase.

     6. Tendering holders of Shares ("Holders") whose Shares are registered in their own name and who tender directly to Citibank, N.A., as depositary (the "Depositary"), will not be obligated to pay brokerage fees

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or commissions or, except as set forth in Instruction 6 of the Letter of
Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 9 of the Letter of Transmittal.

     7. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (the "Certificates") or, if such Shares are held in book-entry form, timely confirmation of a Book-Entry Transfer (a "Book-Entry Confirmation") of such Shares into the account of the Depositary, at The Depository Trust Company, (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a Book-Entry Transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when Certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Merger Sub, regardless of any extension of the Offer or any delay in making such payment.

     In order to take advantage of the Offer, Certificates, as well as a Letter of Transmittal (or copy thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a Book-Entry Transfer, an Agent's Message in lieu of the Letter of Transmittal), and all other documents required by the Letter of Transmittal must be received by the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     Any Holder who desires to tender Shares and whose Certificate(s) evidencing such Shares are not immediately available, or who cannot comply with the procedures for Book-Entry Transfer described in the Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 -- "Procedures for Tendering Shares" of the Offer to Purchase.

     Merger Sub will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase). Merger Sub will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Merger Sub will pay or cause to be paid any transfer taxes with respect to the transfer and sale of purchased Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Morgan Stanley & Co. Incorporated, the Dealer Manager for the Offer, at 1585 Broadway, New York, New York 10036, telephone numbers (212) 761-8322 (call collect) or to Mackenzie Partners, Inc., the Information Agent for the Offer, at
(800) 322-2885.

     Requests for copies of the enclosed materials may also be directed to the Dealer Manager or to the Information Agent at the above addresses and telephone numbers.

                                          Very truly yours,

                                          MORGAN STANLEY & CO.
                                              Incorporated

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF PARENT, MERGER SUB, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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